Exhibit 19.1.1

SECURITIES TRADING POLICY

Policy Owner:	Legal Department
Original Release:	December 2021
Last Update:	April 2023

BuzzFeed, Inc. (the “Company”) is committed to upholding high standards of honest and ethical business conduct and compliance with laws, rules and regulations. This Securities Trading Policy (“Policy”) promotes compliance with insider trading laws and seeks to (i) explain employees’ obligations under the law, (ii) prevent illegal trading, and (iii) protect BuzzFeed’s reputation for integrity and ethical conduct.
Transparency is a core element of our Company culture, and our employees are entrusted with a great deal of information about the Company, its operations and performance. We must be mindful about how we treat such information and the optics of employees’ trading activities. Ultimately, we want to maintain shareholder confidence in BuzzFeed and its employees.
You are responsible for following this Policy and understanding the consequences of failing to do so. Anyone who violates this Policy may be subject to disciplinary measures, which, for employees, may include termination of employment. Neither the Company nor any of its officers will be liable for any act made by anyone other than them in violation of this Policy. Neither the Company nor any of its officers is responsible for any failure to approve a trade or for imposing any Blackout Period.
INSIDER TRADING AND TIPPING ARE ILLEGAL
Applicable securities laws make it illegal to buy or sell BuzzFeed’s stock or other securities when someone is in possession of material nonpublic information concerning the Company (“MNPI”). This conduct is known as “insider trading.” Disclosing MNPI to someone who may buy or sell securities based on such information is known as “tipping” and this is also illegal.
If you are considering trading our stock or other securities, keep these three key points in mind:
●Never buy or sell our securities based on MNPI;
●Keep all MNPI confidential, including from your family and friends; and
●When in doubt about whether you have MNPI, ask corporatesecretarysoffice@buzzfeed.com before trading.
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Exhibit 19.1.1

To that end, this Policy sets guidelines for appropriate trading to protect employees and directors and to provide confidence in their trading activities.
WHO AND WHAT IS COVERED BY THIS POLICY?
All directors, officers, employees, consultants, contractors, and freelancers of the Company, as well as their respective immediate family members and others in their households (collectively referred to as “Insiders”) are covered by this Policy. Additionally, entities such as venture capital funds, partnerships, trusts and corporations which are associated or affiliated with our directors, officers, employees, consultants, contractors, and freelancers are Insiders, as well as any other individuals the President, Chief Financial Officer or Chief Legal Officer may designate as such.
A.An “immediate family member” under this Policy means any child, stepchild, parent, stepparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a person security holder, and includes any person (other than a tenant or employee) sharing the household of that person.
B.Designated Insiders, Section 16 Officers and Directors will be subject to further restrictions under this Policy.
a.Designated Insiders are employees, consultants, contractors, and freelancers of the Company who routinely become aware of and/or have access to MNPI, as determined by our President, Chief Financial Officer or Chief Legal Officer. The list of Designated Insiders is maintained, and may be updated from time to time and at any time, by our Chief Legal Officer.
b.Section 16 Officers are “officers” within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934.
c.Directors are members of the Board of Directors of BuzzFeed, Inc.
You will be notified if you are considered a Designated Insider, Section 16 Officer or Director.
Except as set forth explicitly below, this Policy applies to any and all transactions in BuzzFeed, Inc. securities, including transactions in common stock, options, preferred stock, restricted stock, restricted stock units, warrants, notes, and any other type of securities that the Company may issue. This Policy applies to such securities regardless of whether they are held in a brokerage account, a 401(k) or similar account, or otherwise. This Policy also applies to all transactions involving the securities of other companies if you possess material, nonpublic information about that Company through the course of your involvement with BuzzFeed.
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Exhibit 19.1.1

If you are aware of MNPI when your employment or service relationship with the Company ends, you still may not trade in our securities until that MNPI has become public or is no longer material.
WHEN CAN I TRADE?
A.Insiders can trade during a current and open Trading Window if they are (a) not in possession of MNPI, (b) not subject to a Blackout Period, and (c) not identified as a Designated Insider, a Section 16 Officer or a Director. Insiders can also trade through the establishment of a 10b5-1 plan.
B.Designated Insiders can trade during a current and open Trading Window if they are (a) not in possession of MNPI, (b) not subject to a Blackout Period, and (c) have obtained preclearance (using this form). Designated Insiders can also trade through the establishment of a 10b5-1 plan. You will be notified if you are a Designated Insider.
C.Section 16 Officers can only trade through the establishment of a 10b5-1 plan. You will be notified if you are a Section 16 Officer.
D.Directors can trade during a current and open Trading Window if they are (a) not in possession of MNPI, (b) not subject to a Blackout Period, and (c) have obtained preclearance (using this form). Directors can also trade through the establishment of a 10b5-1 plan. You will be notified if you are a Director.
OTHER WORDS AND PHRASES TO KNOW
“Material information” is information about our Company, positive or negative, that a reasonable person would consider important in making a decision to purchase or sell the Company’s securities. Material information can be positive or negative and can relate to virtually any aspect of the Company’s business.
Examples of material information are listed here; this is not intended to be a complete list. Determination of what may constitute material information will depend upon the facts and circumstances in each particular situation:
●historical or forecasted revenues, earnings or other financial results, or any business factors that contribute to them;
●historical or forecasted statistics related to audience engagement, traffic or content consumption on any of the Company’s platforms (websites, apps, newsletters, etc.);
●significant new products or services or other commercial developments;
●significant new contracts or partners or the loss of a significant contract or partner;
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Exhibit 19.1.1

●significant developments regarding the Company’s technology or business operations;
●possible mergers or acquisitions or dispositions of significant subsidiaries or assets;
●major new litigation or regulatory inquiries or developments in existing litigation or inquiries;
●significant cybersecurity incidents or data breaches;
●significant developments in borrowings, or financings or capital investments;
●significant changes in financial condition or asset value or liquidity issues;
●changes in our Board or senior management;
●significant changes in corporate strategy;
●changes in accounting methods and write-offs; and
●stock offerings, stock splits or changes in dividend policy.
“Nonpublic” means that the confidential information has not yet been shared broadly outside the Company. Please remember as well that we may possess confidential information relating to or belonging to our customers, partners or other third parties and it is equally important that we treat this information with the same care with which we treat our own information. If you are not sure whether information is considered public, you should either consult with our Chief Legal Officer or assume that the information is nonpublic and treat it as confidential.
“Securities” in the context of this Policy includes common stock, options, preferred stock, restricted stock, restricted stock units, warrants, notes, and any other type of securities that a company may issue, whether they are held in a brokerage account, a 401(k) or similar account, or otherwise.
A “Blackout Period” is when Insiders are prohibited from buying or selling Company securities. Our Chief Legal Officer may designate special Blackout Periods that apply to specific individuals or groups of people (including all Insiders) for as long as our Chief Legal Officer determines. Additionally, if subject to a Blackout Period, you may not tell anyone that a special Blackout Period has been designated or that one previously was in place because that also is confidential information that cannot be disclosed internally or externally.
A “Trading Window” is a period of time between public disclosures during which Designated Insiders may trade without having to get preclearance. BuzzFeed’s trading window generally opens two full market trading days following widespread public release of our quarterly or year-end operating results and closes before the opening of trading on the day which is two weeks prior to the end of the current quarter. For example, if we publicly announce our quarterly financial results after close of trading on a Monday (or before trading begins on a Tuesday), then the first time an Insider can trade our securities is generally after the close of market on Wednesday (effectively at the opening of the market on Thursday for regular trading). For
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Exhibit 19.1.1

avoidance of doubt, the opening and closing of Trading Windows will be communicated to Insiders.
“Preclearance” is the process to gain approval in advance of buying or selling Company shares. Designated Insiders and Directors trading outside of a 10b5-1 Plan must obtain preclearance (using this form). Employees, consultants, contractors, and freelancers who are subject to a Blackout Period should raise a preclearance request (using this form) if seeking to trade during such Blackout Period.
A “10b5-1 Plan” is a written plan for selling or purchasing a predetermined number of securities at a predetermined time that is entered into by an Insider while that Insider is not in possession of MNPI. Read about BuzzFeed’s 10b5-1 Plan here.
RESTRICTIONS FOR INSIDERS
The following is a list of prohibited activities for all Insiders:
●Trade our securities while in possession of any MNPI (unless in accordance with an approved 10b5-1 Plan).
●Trade our securities during a Blackout Period designated by our Chief Legal Officer (unless in accordance with an approved 10b5-1 Plan).
●Unless approved in advance by our Chief Legal Officer, make a gift, charitable contribution or other transfer without consideration of our securities during an applicable Blackout Period.
●Take action based on MNPI or share MNPI with any outside person, unless required by your job and such person is under NDA, or as authorized by our President, Chief Financial Officer or Chief Legal Officer.
●Give trading advice about the Company, unless the advice is to tell someone not to trade our securities because the trade would violate this Policy or the law.
●Other than the exercise of equity awards issued by the Company, engage in transactions involving options or other derivative securities on our stock, such as puts and calls, whether on an exchange or in any other market.
●Engage in hedging or monetization transactions involving our securities, such as zero cost collars and forward sale contracts, or contribute our securities to exchange funds in a manner that could be interpreted as hedging in our stock.
●Engage in short sales of our securities, meaning a sale of securities that you do not own, including short sales “against the box.”
●Use or pledge our securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by our Chief Legal Officer and in
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Exhibit 19.1.1

accordance with any applicable policy or guidelines of the Company regarding pledging.
●Distribute our securities to limited partners, general partners or stockholders of any entity outside of a Trading Window or during a Blackout Period, unless those limited partners, general partners or stakeholders agree in writing to hold the securities until the next open Trading Window.
●Engage in any of the above activities for securities you own in any other company if you have material nonpublic information about that company obtained in the course of your service to the Company.
RESTRICTIONS FOR DESIGNATED INSIDERS, SECTION 16 OFFICERS AND DIRECTORS
All of the restrictions noted above for Insiders apply to our Directors, Section 16 Officers and Designated Insiders. In addition, if a Designated Insider or Director wishes to trade they must obtain preclearance from our Chief Legal Officer (or in the case of the Chief Legal Officer, the Chief Financial Officer) by:
A.raising a request that notes the amount and nature of the proposed trade (using this form), and
B.certifying no earlier than two business days prior to the proposed trade that they have no MNPI.
The request must be approved by email confirmation from our Chief Legal Officer (approval can be granted or the request can be denied). In reviewing the trade request, the Chief Legal Officer, in consultation with the President and Chief Financial Officer, will consider various aspects of the request, such as the size (e.g. whether it is a substantial portion of the requestor’s holdings), timing of the request, and whether the requestor is subject to the Buzzfeed, Inc. Stock Ownership Guidelines Policy.
As noted above, Section 16 Officers can only trade through the establishment of a 10b5-1 plan.
EXCEPTIONS TO PROHIBITED ACTIVITIES
The trading restrictions of this Policy do not apply to the following:
401(k) Plan. Investing 401(k) plan contributions in a Company stock fund in accordance with the terms of our 401(k) plan. However, any changes in your investment election regarding the Company’s securities are subject to trading restrictions under this Policy.
Options.
●Exercising stock options granted under our equity incentive plans for cash;
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Exhibit 19.1.1

●Exercising stock options granted under our equity incentive plans by delivering to the Company previously owned Company stock;
●Exercising stock options granted under our equity incentive plans through a net exercise of a stock option that does not involve a sales of shares in the open market; and
●Net settlement arrangements for the payment of taxes upon the exercise of stock options granted under our equity incentive plans that do not involve a sale of shares in the open market.
However, the sale of any shares issued on the exercise of Company-granted stock options, as well as any cashless exercise of Company-granted stock options in which stock is sold on the open market to pay the exercise price or taxes (i.e., “same-day sales”), are subject to trading restrictions under this Policy.
RSUs. The settlement of RSUs pursuant to a net settlement or a “sale to cover” in the open market, in each case for non-discretionary, automatic tax withholdings initiated and approved by the Company for the payment of taxes upon the vesting of RSUs.
However, the sales of any shares received net of shares withheld or sold to cover tax withholdings are subject to trading restrictions under this Policy.
OTHER LEGAL RESTRICTIONS
The trading prohibitions of this Policy are not the only stock-trading rules and regulations you need to follow. You should be aware of additional prohibitions and restrictions set by contract or by federal and state securities laws and regulations (e.g., contractual restrictions on the resale of securities, rules on short swing trading by Directors and Section 16 Officers, compliance with Rule 144 under the Securities Act of 1933, as amended, and others). Any Insider who is uncertain whether other prohibitions or restrictions apply should ask our Chief Legal Officer.
THERE ARE SIGNIFICANT CONSEQUENCES FOR VIOLATING INSIDER TRADING LAWS
The consequences of violating the insider trading laws can be severe. People who violate insider trading laws may be required to disgorge profits made or losses avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tipper, pay civil fines of up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million for individuals and $25 million for entities and serve a prison term of up to 20 years. In addition, individual directors, officers and other supervisory personnel may also be required to pay major civil or criminal penalties for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.
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Exhibit 19.1.1

The Company may take disciplinary action against anyone violating this Policy, up to and including termination of employment, and may issue stop transfer orders to our transfer agent to prevent any attempted trades that would violate this Policy.
INITIAL AND ANNUAL CERTIFICATION
Every Designated Insider and Section 16 Officer must certify that they will abide by this Policy. This certification will be administered annually as long as an individual remains a Designated Insider or Section 16 Officer.
SPEAKING UP
Report any violation of this Policy or any federal or state laws governing insider trading or tipping immediately to our Chief Legal Officer. Alternatively, you may submit a concern or complaint regarding a possible violation of this Policy to your manager or Human Resources Business Partner, or you may raise violations anonymously and confidentially through the Company’s ethics helpline.
Conduct inconsistent with this Policy and failure to report known or suspected wrongdoing may result in disciplinary action up to and including the termination of your employment. In addition, violations of this Policy can result in civil or criminal corporate fines and can also subject an individual to criminal prosecution, fines and imprisonment.
QUESTIONS | corporatesecretarysoffice@buzzfeed.com

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Exhibit 19.1.1

INFORMATION TO BE PROVIDED AND REPRESENTATIONS MADE IN
REQUEST FOR APPROVAL TO TRADE IN BUZZFEED, INC. SECURITIES

This information should be provided by BuzzFeed insider
Type of Security (select all applicable security types)
𝥷 Common Stock
𝥷 Restricted Stock Unit
𝤿 Stock Option
𝥀 Other: ______________________

Number of Shares: ______________________

Date of Proposed Transaction: ______________________

Type of Transaction (select all applicable transaction types)
    𝥀 Purchase
    𝥀 Sale
    𝥀 Gift
    𝥀 Stock Option exercise - exercise price of $________ per share
Exercise Price paid as follows:
    𝥀 Broker’s cashless exchange
    𝥀 Cash
    𝥀 Other: ______________________

Withholding taxes paid as follows:
    𝥀 Broker’s cashless exchange
    𝥀 Cash
    𝥀 Other: ______________________

    𝥀 Other: ______________________

Broker Contact Information

Contact Name: ______________________
Company Name: ______________________
Contact Phone: ______________________
Contact Email: ______________________
Your Account Number: ______________________
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Exhibit 19.1.1

Status (select all applicable boxes)
𝥀 Executive Officer
𝥀 Board Member
𝥀 Senior Management
𝥀 Other: ______________________

Filing Information (for Section 16 Officers and Directors)
    File date of last Form 3 or Form 4 filing: ______________________
    Is a Form 144 necessary for this proposed transaction?
        𝥀 Yes
        𝥀 No
    File date of last Form 144, if applicable: ______________________

Confirmation and Signature

By submitting a pre-clearance request to trade in the securities of BuzzFeed, Inc., I hereby acknowledge and certify that I am not currently in possession of any material nonpublic information (MNPI) relating to BuzzFeed, Inc. and its subsidiaries. I further certify that the statements made on this form are true and correct.

By submitting a pre-clearance request to trade in the securities of BuzzFeed, Inc., I confirm that I understand that clearance may be rescinded prior to effectuating the above transaction if material non-public information regarding BuzzFeed, Inc. or its subsidiaries arises and, in the reasonable judgment of BuzzFeed, Inc., the completion of my trade would be inadvisable.

By submitting a pre-clearance request to trade in the securities of BuzzFeed, Inc., I confirm that I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material nonpublic information.

Name: ______________________
Signature: ______________________
Date: ______________________
Telephone Number: ______________________

Management Review

    𝥀 Request Approved
Transaction must be completed in accordance with BuzzFeed’s Securities Trading Policy and, in any case, within two business days after approval.
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Exhibit 19.1.1

𝥀 Request Approved with the following modification(s):

_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________
    𝥀 Request Denied

Signature: ______________________    Name: ______________________

Title: ______________________    Date: ______________________

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Exhibit 19.1.1

INITIAL AND ANNUAL CERTIFICATION

                                    Date:

To:    Office of the Chief Legal Officer & Corporate Secretary

I have received a copy of the BuzzFeed, Inc. Securities Trading Policy (the “Policy”). I have read and understand the Policy, and I will comply with it at all times.

                            By:     ______________________
                            Name:     ______________________
                            Title:     ______________________
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